Kindred Biosciences Announces First Quarter 2015 Financial Results
San Francisco, CA (May 8, 2015) Kindred Biosciences, Inc. (NASDAQ: KIN) today announced financial results for the first quarter ended March 31, 2015 and provided updates on its programs.
Development Updates
KindredBio continues to advance a diversified portfolio of validated molecules in a capital efficient manner and has over 20 programs in development. Some of the highlights include:
The pivotal field trial of SentiKind, a KCNQ potassium channel agonist for post-operative pain in dogs, continues to enroll well and the Company expects to report topline results on this program in the second half of this year. The Company has completed a Target Animal Safety Study and is continuing the rolling submission of the NADA technical sections for SentiKind. The Company is also investigating the active ingredient in SentiKind in several other indications across multiple species.
KindredBio announced a positive pilot study investigating KIND-012 for fever in horses in March of this year. KindredBio has received a protocol concurrence from the FDA on the pivotal field study for KIND-012. The pivotal study has been initiated at multiple clinical sites across the U.S. The topline results for the pivotal trial are expected at the end of 2015 or early 2016.
The PK study of KIND-010 for management of weight loss in cats has been completed and the pilot study is currently in the enrollment phase. If the pilot study is positive, the pivotal field study will be initiated this year. The topline results for the pivotal trial are expected in 2016.
The initial formulation work has been completed for KIND-011 for metabolic syndrome in horses, and KindredBio is initiating the pilot study.
The feline erythropoietin program is advancing as planned and an initial laboratory study has been completed. The initial preliminary results are positive, with evidence of new red blood cell production in treated cats.
The PK study for the anti-TNF antibody has been completed, and the results are favorable.
The checkpoint inhibitor programs are making strong progress, as well as multiple other biologics programs that are in early-stage development.
Richard Chin, M.D., President and CEO of KindredBio, stated, “We are very pleased with the progress we’re making across our programs. We are particularly pleased to announce the initiation of the pivotal study of KIND-012 under an FDA protocol concurrence, on the heels of the positive pilot study.”
First Quarter 2015 Financial Results
For the quarter ended March 31, 2015, KindredBio reported a net loss of $6.7 million or $0.34 per share, as compared to a net loss of $6.2 million or $0.38 per share for the same period in 2014.
Total research and development expenses for the quarter ended March 31, 2015 were $4.8 million, compared to $4.5 million for the same period in 2014. The increase of $0.3 million in research and development expenses in 2015 compared to 2014 was primarily due to payroll and related expenses as a result of increased headcount as well as stock-based compensation expense, offset in part by lower clinical trial and consulting costs. The 2014 expenses included costs of the Company’s CereKin and AtoKin pivotal studies.
Total general and administrative expenses for the quarter ended March 31, 2015 were $2.0 million, compared to $1.7 million for the same period in 2014. The increase of $0.3 million in general and administrative expenses in 2015 was due primarily to increased headcount, consulting and legal fees as well as other general business services as we operate as a public company.
As of March 31, 2015, KindredBio had $94.6 million in cash, cash equivalents and short term investments, compared with $101.0 million as of December 31, 2014. The decrease was primarily due to cash used in operating activities of approximately $6.4 million. For the 2015 calendar year the Company reiterated its previous guidance for operating expenses to be in the range of $35 million to $40 million as the Company ramps up its clinical programs and the development of necessary regulatory and quality processes as KindredBio nears the filing of registration for its product candidates.
About Kindred Biosciences
Kindred Biosciences is a development-stage biopharmaceutical company focused on saving and improving the lives of pets.  Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy.  The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses.  The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements.  These risks include, but are not limited to, the following:  our limited operating history and expectations of losses for the foreseeable future; the absence of revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.

For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC.  As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release.   Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contact
Denise Bevers
KindredBio
denise.bevers@kindredbio.com
(650) 701-7904

Kindred Biosciences, Inc.
Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Operating costs and expenses:		
Research and development	$ 4,809	$ 4,498
General and administrative	1,953	1,679
Total operating costs and expenses	6,762	6,177
Loss from operations	(6,762)	(6,177)
Interest income	30	9
Net loss	$ (6,732)	$ (6,168)
Basic and diluted net loss per share	$ (0.34)	$ (0.38)
Weighted average shares used to calculate basic and diluted net loss per share	19,726	16,222